Exhibit 99.1

HighPeak Energy, Inc. Declares Quarterly Cash Dividend

Fort Worth, Texas, October 11, 2022 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced that, on October 10, 2022, its Board of Directors approved a quarterly dividend of $0.025 per share of common stock outstanding.  The dividend will be paid November 23, 2022 to stockholders of record as of the close of business on November 1, 2022.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.